Exhibit 11

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statements re Computation of Per Share Earnings

(Common shares means both Class A and Class B)

	2009	2008	2007

Net (loss)/earnings from continuing operations	$(19,277,000)	$1,084,000	$53,976,000
(Loss)/earnings from discontinued operations, net of tax	(49,520,000)	(27,635,000)	(20,334,000)
Net (loss)/earnings	$(68,797,000)	$(26,551,000)	$33,642,000

Shares used to compute basic earnings per common share (weighted average number of shares outstanding)	68,046,000	43,443,000	42,390,000
Shares used to compute diluted earnings per common share (weighted average number of shares outstanding assuming the effect of stock options)	68,046,000	43,443,000	42,574,000

Basic (loss)/earnings per common share:
Net (loss)/earnings from continuing operations	$(0.28)	$0.03	$1.27
Net (loss)/earnings from discontinued operations	(0.73)	(0.64)	(0.48)
Net (loss)/earnings	$(1.01)	$(0.61)	$0.79

Diluted (loss)/earnings per common share:
Net (loss)/earnings from continuing operations	$(0.28)	$(0.03)	$1.27
Net (loss)/earnings from discontinued operations	(0.73)	(0.64)	(0.48)
Net (loss)/earnings	$(1.01)	$(0.61)	$0.79